                                                                      EXHIBIT 11
                                                                     Page 1 of 2


                           COLGATE-PALMOLIVE COMPANY

                    COMPUTATION OF EARNINGS PER COMMON SHARE

           (Dollars in Millions Except Per Share Amounts (Unaudited))


                                                           YEAR ENDED DECEMBER
                                                                   31,
                                                           --------------------
                                                            1997   1996   1995
                                                           ------ ------ ------
BASIC
EARNING:
Net income................................................ $740.4 $635.0 $172.0
Deduct: Dividends on preferred shares.....................   21.1   21.4   21.6
                                                           ------ ------ ------
Net income applicable to common shares.................... $719.3 $613.6 $150.4
                                                           ====== ====== ======
SHARES (IN MILLIONS)
Weighted average shares outstanding.......................  295.3  293.3  290.4
                                                           ====== ====== ======
EARNINGS PER COMMON SHARE, BASIC.......................... $ 2.44 $ 2.09 $  .52
                                                           ====== ====== ======

                                                                      EXHIBIT 11
                                                                     Page 2 of 2

                           COLGATE-PALMOLIVE COMPANY

                    COMPUTATION OF EARNINGS PER COMMON SHARE

           (Dollars in Millions Except Per Share Amounts (Unaudited))

                                                            YEAR ENDED DECEMBER
                                                                    31,
                                                            --------------------
                                                             1997   1996   1995
                                                            ------ ------ ------
DILUTED
EARNINGS:
Net income................................................  $740.4 $635.0 $172.0
Deduct: Dividends on preferred shares.....................      .5     .5   21.6
Deduct: Replacement funding...............................     2.7    4.8    --
                                                            ------ ------ ------
Net income applicable to common shares....................  $737.2 $629.7 $150.4
                                                            ====== ====== ======
SHARES (IN MILLIONS):
Weighted average shares outstanding.......................   295.3  293.3  290.4
Add: Assumed exercise of options reduced by the number of
 shares purchased with the proceeds.......................     6.9    5.1    5.1
Add: Assumed conversion of Series B Convertible Preference    22.9   23.3    --
 Stock....................................................  ------ ------ ------
Adjusted weighted average shares outstanding..............   325.1  321.7  295.5
                                                            ====== ====== ======
EARNINGS PER COMMON SHARE, DILUTED........................  $ 2.27 $ 1.96 $  .51
                                                            ====== ====== ======